Exhibit 99.(c)(11)

Conflicts Committee of GasLog Partners LP April 6, 2023 Strictly Confidential PRELIMINARY ANALYSIS SUBJECT TO MATERIAL CHANGES 4/6/2023 4:33 PM

Confidential Table of Contents Introduction Situation Overview Valuation of GasLog Partners Appendix A. Charter Mark-to-Market Adjustment B. Weighted Average Cost of Capital C. Additional Detail Regarding GasLog Partners Section I II III

Confidential I. Introduction

Confidential ◼ Evercore Group LLC (“Evercore”) is pleased to provide the materials herein to the Conflicts Committee of the Board of Directors (the “Conflicts Committee”) of GasLog Partners LP (the “Partnership”, “GasLog Partners” or “GLOP”), regarding the non-binding proposal from GasLog Ltd. (the “Sponsor” or “GLOG”, or “Parent”) to acquire all outstanding common units not owned by GLOG for cash consideration (the “Merger”) Pursuant to the agreement and plan of merger by and among the Partnership, GasLog Partners GP LLC, Parent and Saturn Merger Sub LLC, a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub will merge with and into the Partnership with the Partnership being the surviving entity (the “Merger Agreement”), and common unitholders other than the Sponsor, the General Partner, Merger Sub and their affiliates (the “Unaffiliated Unitholders”) will exchange each owned common unit for the right to receive $8.65 in cash per common unit (the “Consideration”), consisting of a special distribution to all common unitholders by the Partnership of $3.28 per common unit and $5.37 per common unit as consideration for such common unit at the closing of the Merger ● The Consideration represents a 23.9% premium to GLOP’s unaffected closing unit price of $6.98 on January 24, 2023, one day prior to the Sponsor’s original offer of $7.70 per common unit (the “Initial Offer”), and a 3.3% premium to GLOP’s closing unit price of $8.37 as of April 5, 2023 ◼ The following materials review the Merger, and include: An introduction, including an overview of the Merger, a summary of proposed terms, a review of GLOP’s trading performance, an analysis of financial metrics implied by the Merger and a summary of Evercore’s review process An overview of GLOP’s current market situation and business overview, including a review of the financial projections for GLOP as provided by Partnership Management (the “GLOP Financial Projections” or the “Forecasts”) and a review of the assumptions utilized by Partnership Management in deriving such financial projections A valuation of the common units Introduction Executive Summary 4

Confidential Introduction Summary of the Merger Key Terms Buyer ◼ GasLog Ltd., which currently owns 30.2% of the GasLog Partners common units and all the general partner units GasLog Ltd. is beneficially owned by Peters Livanos, the Onassis Foundation and BlackRock Global Energy and Infrastructure Funds Merger Summary ◼ On January 25, 2023, GasLog Ltd. submitted a non-binding proposal to acquire all common units it did not already own (~36mm publicly owned units) Consideration ◼ $8.65 in cash per common unit for each common unit not owned by GasLog Ltd., consisting of $5.37 in cash and a $3.28 special distribution from GLOP balance sheet Other Items ◼ Sponsor has stated that it is not interested in selling any of its equity position ◼ Subject to approval of Conflicts Committee and Board of Directors of the Partnership ◼ Subject to approval of a simple majority of common unitholders (as opposed to a “majority of the minority,” which was rejected by GasLog Ltd.) ◼ All currently outstanding preference units to remain outstanding and publicly listed ◼ No financing contingency ◼ Class B units to be cancelled immediately prior to the transaction ◼ Other customary closing conditions Source: GasLog Partners management draft transaction agreement (4/5/23) 5 Evercore has been asked by the Conflicts Committee, whether, in Evercore’s opinion, as of the date of the opinion, the Consideration to be received by the Unaffiliated Unitholders in the Merger is fair, from a financial point of view, to the Partnership and the Unaffiliated Unitholders

Confidential $8.37 $ - $5.00 $10.00 $15.00 $20.00 $25.00 $30.00 Dec-18 Sep-19 Jun-20 Feb-21 Nov-21 Jul-22 Apr-23 Unit Price Performance (Last 5 Years) Source: FactSet (4/5/23) Introduction February 2022: Russian Invasion of Ukraine November 2020: Announces intention to pursue strategic alternatives and announces further distribution cut from $0.125 to $0.01 January 2023: GLOG proposes to acquire all outstanding public common units of GLOP for $7.70 in cash Feb 2021: GasLog Ltd. announces merger with BlackRock’s Global Energy & Power Infrastructure Funds June 2019: Announces exchange / elimination of GP IDRs for new LP units February 2020: Onset of Global COVID-19 Pandemic, quarterly distribution reduced from $0.561 to $0.125 6

Confidential $8.37 - 1,000.0 2,000.0 3,000.0 4,000.0 5,000.0 $6.00 $7.00 $8.00 $9.00 $10.00 1/24 2/7 2/21 3/7 3/21 4/5 GLOP Common Unit Price Unit Volume (thousands) Volume (000s) Unit Price Daily Average Total Volume Traded Since Offer (50 Days) 532k 26,614k 90-Day Unaffected 345k 31,069k % of Outstanding Common Units Since Offer (50 Days) 1.0% 49.0% 90-Day Unaffected 0.6% 57.2% % of Public Float (36.066mm units) Since Offer (50 Days) 1.5% 73.8% 90-Day Unaffected 1.0% 86.1% Introduction Source: FactSet (4/5/23) 1. Represents simple average of closing prices since Initial Offer GLOP Unit Price Performance Initial Offer: $7.70 Consideration: $8.65 7 Average Price Since Initial Offer: $8.531

Confidential (46.5%) 199.5% 29.4% (1.6%) (74.0%) (59.8%) (40.9%) (150.0%) 0.0% 150.0% 300.0% 450.0% 1/1/20 7/17/20 1/31/21 8/18/21 3/4/22 9/18/22 4/5/23 4.6% 6.9% (6.8%) (7.8%) (9.6%) (5.1%) 18.1% (20.0%) 0.0% 20.0% 40.0% 1/25/23 2/5/23 2/17/23 3/1/23 3/12/23 3/24/23 4/5/23 Introduction GLOP’s Trading Performance Relative to its Peers Source: FactSet (4/5/23) Indexed Common Unit Price Performance Non-Binding Proposal (1/25/23) Since 1/1/20 Since 1/1/21 Since 1/1/22 Price Performance Summary To Unaffected Date (1/24/22) GasLog Partners (MLP) (55.4%) 156.6% 63.8% Flex LNG (C-Corp.) 182.1% 251.3% 30.9% Dynagas (MLP) 34.6% 13.6% (1.7%) CPLP (MLP) 4.5% 72.9% (12.8%) Knot Offshore Partners (MLP) (71.5%) (62.5%) (57.8%) To Present (4/5/23) GasLog Partners (MLP) (46.5%) 207.7% 96.5% Flex LNG (C-Corp.) 199.5% 273.0% 39.0% Dynagas (MLP) 29.4% 9.2% (5.5%) CPLP (MLP) (1.6%) 62.8% (17.9%) Knot Offshore Partners (MLP) (74.0%) (65.8%) (61.5%) 8 Since 1/25/23, GLOP has outperformed its peer average by ~5% — GasLog Partners (MLP) — Flex LNG (C-Corp.) — Dynagas (MLP) — CPLP (MLP) — Knot Offshore Partners (MLP) — Golar LNG Partners LP (MLP) — Höegh LNG Partners LP (MLP) — Excelerate Energy (C-Corp.) — Cool Company (C. Corp.)

Confidential

Introduction

Analysis of Consideration

($ in millions, except per unit data)

	Metric	Consideration (4/3/23)
GasLog Partners Common Unit Value		$8.65
(x) Total Units Outstanding		54.324
Implied Equity Value		**$470**
(+) Gross Debt as of December 31, 2022		985
(–) Cash and Cash Equivalents		(223)
(+) Liquidation Value of Preferred Equity		291
Implied Enterprise Value		**$1,522**
Premiums		
Unaffected Unit Price as of January 24, 2023	$6.98	*23.9%*
Unaffected 10-Day VWAP	6.74	*28.3%*
Unaffected 30-Day VWAP	6.79	*27.4%*
Current Unit Price as of April 5, 2023	8.37	*3.3%*
Implied Price / NAV		
Assuming 10.0% Discount to Appraised Value	$8.18	1.06x
Assuming No Premium / Discount to Appraised Value	11.55	0.75
Assuming 10.0% Premium to Appraised Value	14.91	0.58
EBITDA Multiples (Forecasts)		
Enterprise Value / 2022A EBITDA	$274	5.5x
Enterprise Value / 2023E EBITDA	290	5.3
Enterprise Value / 2024E EBITDA	269	5.7
EBITDA Multiples (FactSet Consensus)		
Enterprise Value / 2023E EBITDA	$274	5.6x
Enterprise Value / 2024E EBITDA	233	6.5
Distribution Yield (Forecasts)		
2023E	0.04	0.5%

Source: GasLog Partners management, public filings, FactSet (4/5/23)

1. Includes general partner, common and Class B units on a fully converted basis
2. Based on analysis contained on page 26, applying charter adjustment to average of Fearnleys and Braemar appraised values as of 2/28/23 for owned vessels. Sale leaseback vessels based on Sponsor-estimated right-of-use asset value

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GASLOG PARTNERS

Confidential Introduction ◼ In connection with its evaluation, Evercore has, among other things: i. reviewed certain publicly available business and financial information relating to the Partnership that we deemed to be relevant, including as set forth in the Annual Report on Form 20-F for the year ended December 31, 2022 and certain Current Reports on Form 6-K, in each case as filed with or furnished to the U.S. Securities and Exchange Commission by the Partnership; ii. reviewed publicly-available research analyst price targets and estimates for the Partnership’s future financial performance on a standalone basis; iii. reviewed certain internal projected financial data relating to the Partnership prepared and furnished to us by management of the Partnership, as approved for our use by the Conflicts Committee (the “Forecasts”); iv. reviewed certain third-party charter-free vessel appraisals of the vessels of the Partnership furnished to us by management of the Partnership, as approved for our use by the Conflicts Committee (the “Appraisals”); v. discussed with the Conflicts Committee and management of the Partnership their assessment of the past and current operations of the Partnership, the current financial condition and prospects of the Partnership, and the Forecasts; vi. reviewed the reported prices and the historical trading activity of the Common Units of the Partnership; vii. performed a discounted cash flow analysis for the Partnership based on the Forecasts and other data provided by management of the Partnership; viii. performed a price to net asset value analysis for the Partnership based on the Forecasts, the Appraisals (and adjustments thereto) and other data provided by management of the Partnership; ix. compared the financial performance of the Partnership and its stock market trading multiples with those of certain other publicly-traded master limited partnerships and companies that we deemed relevant; x. compared the financial performance of the Partnership and the valuation multiples relating to the Merger with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant; xi. reviewed the financial terms and conditions of a draft, dated April 6, 2023, of the Merger Agreement; xii. reviewed a draft, dated April 5, 2023, of the Voting and Support Agreement by and between Parent and the Partnership; and xiii. performed such other analyses and examinations and considered such other factors that we deemed appropriate. Overview of Evercore Evaluation Process 10

Confidential II. Situation Overview

Confidential

Situation Overview

Public Market Data and Debt Overview

($ in millions, except per unit data)

Public Market Overview

	Current	Consideration	Unaffected
GLOP Common Unit Price	$8.37	$8.65	$6.98
52-Week High	*9.27*	*9.27*	*9.27*
52-Week Low	*4.30*	*4.30*	*4.30*
Fully-Diluted Units Outstanding[1]	54.324	54.324	54.324
Market Capitalization	**$455**	**$470**	**$379**
(+) Preferred Units	291	291	291
(+) Total Debt Outstanding	985	985	985
(–) Cash and Cash Equivalents	(223)	(223)	(223)
Enterprise Value	**$1,507**	**$1,522**	**$1,432**

Implied Multiples

	Metric	Current	Consideration	Unaffected
EV / EBITDA (FactSet Consensus)				
2022A	$274	5.5x	5.5x	5.2x
2023E	274	5.5	5.6	5.2
2024E	233	6.5	6.5	6.2
EV / EBITDA (Forecasts)				
2022A	$274	5.5x	5.5x	5.2x
2023E	290	5.2	5.3	4.9
2024E	269	5.6	5.7	5.3
Distribution Yields (Forecasts)				
2022A	$0.04	0.5%	0.5%	0.6%
2023E	0.04	0.5%	0.5%	0.6%
2024E	0.04	0.5%	0.5%	0.6%
Price / Net Asset Value				
Appraisal NAV[2]	$11.55	0.72x	0.75x	0.60x

Capital Structure (As of 12/31/22)

Based on Book Value	
Total Debt	$985
(–) Cash and Equivalents	(223)
Net Debt	**$761**
Book Value of Common Equity	$682
Book Value of Preferred Equity	291
Enterprise Value (Book Value)	**$1,734**
Net Debt / Enterprise Value (Book Value)	43.9%
Net Debt / 2023E EBITDA	2.8x
Net Debt + Preferred / 2023E EBITDA	3.8x
Net Debt / 2024E EBITDA	3.3x
Net Debt + Preferred / 2024E EBITDA	4.5x

Debt Overview

Facility	Gross Amount	Maturity	Rate	Cross-Collateral with GLOG
$450 Million Partnership Facility	$250	Feb-24	L +2.10%	No
BNPP $260 Million Facility	194	Jul-25	L +2.70%	No
DNB $194 Million Facility	126	Jul-25	S +2.96%	No
$1.3 Billion GasLog ECA Facility	361	Mar-27	L +1.80%	Yes
GasLog Shanghai SLB	45	Oct-26	3.12%	No
Methane Heather Sally SLB	17	Jun-25	3.03%	No
Total	**$985**			

Source: Partnership filings, FactSet (4/5/23), Wall Street Research, Clarksons
1. Includes general partner, common and Class B units on a fully converted basis
2. Based on analysis contained on page 26, applying charter adjustment to average of Fearnleys and Braemar appraised values as of 2/28/23 for owned vessels. Sale leaseback vessels based on Sponsor-estimated right-of-use asset value

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GASLOG PARTNERS

Confidential

Situation Overview

Charter Overview

($ in millions, except per day data)

GasLog Partners has a revenue-weighted average charter duration of 1.5 years

	Propulsion	Built	Capacity	Charter Free Appraisal[1]	Gross Charter Rate	Charterer
GasLog Glasgow	TFDE	2016	174,000	$195	$85,926	
GasLog Greece	TFDE	2016	174,000	189	85,926	
Methane Becki Anne	TFDE	2010	170,000	157	82,500	
GasLog Gibraltar	TFDE	2016	174,000	196	81,000	
GasLog Geneva	TFDE	2016	174,000	196	81,000	
GasLog Shanghai	TFDE	2013	155,000	65[2]	86,000	
GasLog Santiago	TFDE	2013	155,000	155	67,000	
Solaris	TFDE	2014	155,000	161	149,750	
GasLog Seattle	TFDE	2013	155,000	154	141,500	
GasLog Sydney	TFDE	2013	155,000	155[3]	97,000	
Methane Heather Sally	Steam	2007	145,000	28[2]	52,000	
Methane Jane Elizabeth	Steam	2006	145,000	58	32,600	CHENIERE
Methane Rita Andrea	Steam	2006	145,000	58	66,000	
Methane Alison Victoria	Steam	2007	145,000	62	29,500	


2023
2024
2025
2026
2027
2028
2029
2030
2031

Firm Period | Optional Period | Available | Out of fleet

Source: GasLog Partners management

EVERCORE
13

1. Represents average of Fearnleys and Braemar appraised values as of 2/28/23
2. Based on 3/17/23 Sponsor materials. Represents right-of-use asset value associated with sale leaseback
3. Expected to enter into a sale leaseback with CDB Leasing imminently but not reflected here

GASLOG PARTNERS

Confidential ◼ The following sets forth key assumptions utilized in the GLOP Financial Projections as provided by GasLog Partners management: Revenue: ● All options are exercised by customers except (i) Woodside Energy’s option with respect to the GasLog Shanghai in March 2026, (ii) Shell’s option with GasLog Greece in March 2026 and (iii) GasLog Glasgow in June 2026 – these represent anticipated out-of-the-money options for the charterer ● Upon charter / option expiry, all vessels are operated on the spot market thereafter based on the TCE forecast as set forth below: ● The Methane Jane Elizabeth begins operations as an FSRU for Venice Project in January 2026 at a charter rate of $116,800 / day ● The Methane Heather Sally and GasLog Shanghai are returned to their lessors in 2025 and 2026, respectively − There are no repurchase or obligation options for the Methane Heather Sally and GasLog Shanghai ● Vessel utilization (off-hire / off charter) factored into TCE rates above, with an additional 0.5 unexpected off hire days per quarter Operating expenses of $11,000 / day for steam vessels, $14,700 / day for 155k TFDE vessels, $13,700 / day for 170k -174k TFDE vessels in 2023, escalated 1% annually thereafter G&A expenses based on allocation from GasLog Ltd. consistent with contract with GasLog Ltd. Capital expenditures: ● Drydocking expenses of $5.7 million for steam vessels, $3.6 million for 155k TFDE vessels and $4.1 million for 170k – 174k TFDE vessels every five years ● EEXI/CII capital expenditures of $350,000 for TFDE vessels and $6.4 million for steam vessels at their next respective drydocking ● Total capital expenditures of $138.7 million (2023: $13.8 million, 2024: $50.0 million, 2025: $74.9 million) for Venice FSRU project Financing assumptions: ● $450 million facility due 2024 for the GasLog Santiago, GasLog Sydney, GasLog Seattle and Methane Jane Elizabeth to be refinanced in November 2023 with a new ~$196 million secured facility for GasLog Santiago, GasLog Sydney and GasLog Seattle − $107 million of debt funded in installments for Methane Jane Elizabeth from 2023 to 2025 and replaced with $130 million in debt funded on delivery as part of the Venice FSRU project ● Other secured debt maturities are assumed to be refinanced with similar terms as existing facilities ● $87.4 million balance of Series B preferred equity assumed fully redeemed in 2023, $76.5 million balance of Series C preferred equity assumed fully redeemed in 2024 and Series A preferred equity assumed to remain outstanding through projection period Situation Overview Source: GasLog Partners management GLOP Financial Projections – Assumptions 2023E 2024E 2025E 2026E 2027E $000s/Day (Gross) TFDEs (155k) $85 $75 $65 $55 $65 TFDEs (170k - 174k) 105 95 85 75 85 Steams 52 50 40 35 40 14

Confidential GLOP Financial Projections Situation Overview For the Years Ending December 31, 2022A 2023E 2024E 2025E 2026E 2027E Average Vessels On the Water 15 14 14 14 13 12 Number of Dry-docks -- 4 1 2 5 -- Number of Spot Vessels at the End of Period -- 3 4 7 7 7 Revenue $364.3 $376.6 $356.5 $310.6 $309.6 $320.4 (–) Direct Operating Expenses (72.4) (68.8) (69.2) (67.6) (70.4) (65.4) (–) G&A (17.5) (18.3) (18.2) (17.3) (17.0) (16.8) EBITDA $274.4 $289.5 $269.0 $225.7 $222.2 $238.3 (–) Change in Working Capital 2.6 (15.3) (1.1) (0.7) (0.2) (0.0) (–) Net Capital Expenditures (2.5) (38.2) (54.6) (90.8) (28.0) -- (±) Other 0.2 -- -- -- -- -- Unlevered Free Cash Flow $274.6 $236.0 $213.3 $134.2 $194.1 $238.3 (–) Interest Expense (43.1) (58.9) (55.8) (51.4) (43.1) (37.6) (+) Financial Income 2.0 4.4 -- -- -- -- (–) Preferred Equity Distribution (27.0) (19.8) (12.9) (11.0) (11.0) (11.8) Levered Free Cash Flow $206.5 $161.7 $144.7 $71.9 $140.0 $189.0 (–) Debt Amortization (115.7) (111.8) (108.2) (106.4) (110.8) (97.9) Levered Free Cash Flow After Debt Amortization $90.8 $49.9 $36.5 ($34.6) $29.2 $91.0 (–) Total Distributions (2.1) (2.1) (2.1) (2.2) (2.2) (2.2) Levered FCF After Distributions Surplus / (Deficit) $88.7 $47.8 $34.4 ($36.7) $27.0 $88.9 Total Common Units Outstanding 52.768 53.183 53.598 54.013 54.013 54.013 Unlevered FCF per Unit $5.20 $4.44 $3.98 $2.48 $3.59 $4.41 Levered FCF per Unit 3.91 3.04 2.70 1.33 2.59 3.50 Levered FCF After Debt Amortization per Unit 1.72 0.94 0.68 (0.64) 0.54 1.69 Distribution Per Unit 0.04 0.04 0.04 0.04 0.04 0.04 Source: GasLog Partners management ($ in millions, except per unit data) 15

Confidential

Situation Overview

GLOP Financial Projections – Sources and Uses

($ in millions, except per unit data)

	For the Years Ending December 31,					
	2022A	**2023E**	**2024E**	**2025E**	**2026E**	**2027E**
Sources						
Levered Free Cash Flow After Distributions Surplus / (Deficit)	$88.7	$47.8	$34.4	($36.7)	$27.0	$88.9
Stock-Based Compensation	0.8	0.7	0.7	0.8	0.8	0.8
Proceeds from Refinancing	-	210.4	33.3	295.5	258.4	-
Proceeds from Sale of Steam Vessel	52.5	-	-	-	-	-
Cash from Balance Sheet	-	59.8	9.4	-	-	-
Total Sources	**$141.9**	**$318.8**	**$77.9**	**$259.6**	**$286.1**	**$89.7**
Uses						
Debt Refinanced	$65.1	$227.1	$--	$245.6	$245.4	$--
Financing Fees	0.0	4.3	1.3	4.4	1.9	0.3
Preferred Repurchased[1]	49.2	87.4	76.5	--	--	--
Cash to Balance Sheet	27.6	--	--	9.6	38.9	89.4
Total Uses	**$141.9**	**$318.8**	**$77.9**	**$259.6**	**$286.1**	**$89.7**
Capitalization						
Debt	$984.5	$858.1	$785.2	$728.0	$630.6	$534.3
(–) Cash	(223.1)	(163.3)	(153.8)	(163.5)	(202.4)	(291.7)
Net Debt	**$761.4**	**$694.8**	**$631.3**	**$564.5**	**$428.2**	**$242.6**
(+) Liquidation Value of Preferred Equity[1]	291.1	203.7	127.1	127.1	127.1	127.1
Net Debt + Preferred Equity	**$1,052.5**	**$898.5**	**$758.5**	**$691.6**	**$555.3**	**$369.7**
LTM Leverage						
Debt / EBITDA	3.6x	3.0x	2.9x	3.2x	2.8x	2.2x
Net Debt / EBITDA	2.8	2.4	2.3	2.5	1.9	1.0
Debt + Preferred / EBITDA	4.6	3.7	3.4	3.8	3.4	2.8
Net Debt + Preferred / EBITDA	3.8	3.1	2.8	3.1	2.5	1.6

Source: GasLog Partners management

1. Reflects full repurchase of all outstanding Series B (3.5mm) and Series C (3.1mm) preferred units in 2023 and 2024, respectively at liquidation value of $25.00 per unit

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Confidential 682 715 317 2021A 2022E 2023E +5% ◼ Energy security issues stemming from the Russia/Ukraine conflict led to record European LNG imports in the first part of 2022, supporting rising LNG and gas prices that has persisted for the second half of 2022 ◼ After a pandemic halt and market oversupply, new projects are now on the rise with Qatar and North America leading on production capacity increases The majority of projects under development (169 million tonnes per year (“MTPA”)) will come online in 2026 or later Outside of Qatar, 3 – 4 project in the U.S. are likely to reach FID in 2023 ◼ Demand forecasted to increase to 400+ MTPA in 2023 ◼ Over 300 vessels in the orderbook to meet the expected increase in LNG supply in the next four years (over 40% of current fleet) While most of these vessels are contracted to specific projects, these vessels are delivered on schedule Expected delays in a number of projects could lead to capacity for these vessels being redeployed in the spot market, creating issues with oversupply (e.g., all three large liquefication projects expected to go on-line in 2023 were delayed at least 2 years) Liquefaction Overview Natural Gas and LNG Prices (Historical and Futures) Forecast LNG Vessel Supply and Demand Source: Webber, Clarksons Research (March 2023), FactSet (4/5/23), CME Group (4/5/23) LNG Export (mm tons) LNG Fleet (# of Vessels) Situation Overview 380 398 414 2021 2022 2023 +5% +4% (Orderbook) 0 30 60 90 120 May-21 Nov-21 May-22 Nov-22 May-23 Nov-23 May-24 Nov-24 $ / MMBTU JKM JKM (Futures) TTF TTF (Futures) Majority Delivered in Next 3 Years 17

Confidential Situation Overview Liquefaction and Regasification Capacity Outlook Global Liquification Capacity (MTPA) Global Regasification Capacity Forecast (MTPA) Source: Clarksons report (March 2023) 213 220 235 269 294 88 88 88 88 77 77 93 77 85 108 86 86 105 125 138 464 471 505 567 633 2022 2023 2024 2025 2026+ Others Australia Qatar US 587 647 660 670 670 227 227 227 227 227 106 106 106 106 106 117 174 196 209 211 1,036 1,153 1,189 1,212 1,214 2022 2023 2024 2025 2026 China South Korea Japan Others 2022–2026E CAGR: 8.1% 2022–2026E CAGR: 4.0% 18

Confidential Situation Overview $170 $170 $170 $170 $170 $175 $175 $175 $180 $185 $185 $185 $195 $200 $200 $205 $235 $235 $235 $245 $245 174k cbm LNG Carrier Average Newbuild (X-DF / MEGI Propulsion) Source: Clarksons (March 2023) Asset Values: Newbuild and Secondhand Prices 174k cbm LNG Carrier (5 Years) +30% $195 $198 $202 $203 $205 $210 $214 $218 $220 $224 $227 $231 $236 $240 $244 $248 $248 $248 $248 $250 $254 ($ in millions) +44% 19

Confidential Situation Overview 160k cbm LNG Carrier (5 years Old) Source: Clarksons (March 2023) Note : Data beyond Dec ’22 unavailable for 160k cbm 5-year and 145k cbm 10-year carriers Asset Values: Secondhand Sale Prices 160k cbm LNG Carrier (10 years Old) $145 $145 $145 $145 $145 $145 $145 $150 $161 $165 $165 $165 $180 $180 $180 $183 $200 $200 $115 $115 $115 $115 $115 $115 $115 $120 $126 $128 $128 $128 $135 $135 $135 $135 $135 $140 $140 $155 $155 145k cbm LNG Carrier (10 years Old) 145k cbm LNG Carrier (15 years Old) $82 $82 $82 $82 $82 $82 $82 $82 $82 $82 $82 $82 $90 $90 $90 $90 $90 $90 $48 $48 $48 $48 $48 $48 $49 $49 $49 $49 $49 $49 $55 $55 $55 $55 $55 $53 $53 $60 $60 +38% +35% +10% +25% ($ in millions) 20

Confidential S&P Activity (# of ships) Avg. 145k cbm Asset Value Avg. 160k cbm Asset Value 2016 4 $108 $166 2017 10 100 157 2018 12 85 156 2019 11 82 160 2020 4 82 152 1Q21 3 82 145 2Q21 1 82 145 3Q21 - 82 145 4Q21 11 82 145 1Q22 15 82 152 2Q22 11 82 165 3Q22 9 90 180 4Q22 7 90 194 - 5 10 15 $ - $50 $100 $150 $200 $250 Jan-16 Dec-16 Dec-17 Dec-18 Dec-19 Dec-20 Dec-21 Dec-22 Asset Value ($ millions) S&P Activity (# of ships) S&P Activity 10 Year Old Secondhand 145k cbm Values 5 Year Old Secondhand 160k cbm Values Situation Overview Source: Clarksons (March 2023) Note: 145k cbm asset values relate to 10 Year Old Secondhand Vessel values; 160k cbm asset values relate to 5 Year Old Secondhand Vessel values 1. Represents YTD 2023 and 2022 LNG vessel sales per Clarksons Research with disclosed vessel pricing (excluding sale-leaseback transactions) S&P Overview LNG Asset Values and S&P Activity (2016 to Present) Avg. LNG Asset Values and S&P Activity (2016 to Present) Recent LNG Acquisitions1 Significant vessel sales in Q4 2021 and 1H 2022 Buyer Seller Date # of Ships Sold Total Price Avg. Age (Years) Avg. CBM Vessel Type Dual Fuel 2/20/23 1 $184 9 160 LNG y 1/3/23 1 55 17 145 LNG N 7/7/22 1 400 7 170 FSRU Y 6/1/22 1 350 7 170 FSRU Y 5/13/22 4 700 4.25 172 LNG Y 1/27/22 1 35 20 138 LNG N Chinese Interests ($ in millions) 21

Confidential Situation Overview LNGC Time Charter and Spot Rates Source: Clarksons (3/31/23) Note: Data for 174k cbm carriers only available from 2019 onwards $70,000 $37,500 $ - $50,000 $100,000 $150,000 $200,000 $250,000 Jan-19 Aug-19 Mar-20 Oct-20 Jun-21 Jan-22 Aug-22 Mar-23 3 Year Average 10 Year Average $140,000 $58,500 $ - $150,000 $300,000 $450,000 $600,000 Jan-19 Aug-19 Mar-20 Oct-20 Jun-21 Jan-22 Aug-22 Mar-23 3 Year Average 10 Year Average $190,000 $75,000 $ - $150,000 $300,000 $450,000 $600,000 Jan-19 Aug-19 Mar-20 Oct-20 Jun-21 Jan-22 Aug-22 Mar-23 3 Year Average 10 Year Average Time Charter Spot 174k CBM 160k CBM 145k CBM 1YR TC Spot Current $140,000 $58,500 3 Year Average $115,019 $106,284 5 Year Average $89,374 $87,552 10 Year Average $89,374 $87,552 1YR TC Spot Current $70,000 $37,500 3 Year Average $61,052 $63,252 5 Year Average $52,326 $54,780 10 Year Average $52,326 $54,780 ($ per day) 1YR TC Spot Current $190,000 $75,000 3 Year Average $146,231 $136,314 22

Confidential $105.0 $95.0 $85.0 $75.0 $85.0 $124.5 $96.0 $96.0 N/A N/A $103.8 $80.0 $80.0 N/A N/A $83.0 $64.0 $64.0 N/A N/A 2023E 2024E 2025E 2026E 2027E 3yr Average: $136.3k ~4yr Average: $89.2k Situation Overview Management Forecast vs Stifel and Historical Spot Rates Source: GLOP Financial Projections, Clarksons (3/31/23), Stifel (1/26/23) 1. Assumes 145k cbm is representative of Steam Historical spot pricing 2. Data for 174k cbm carriers only available from 2019 onwards 160K CBM Carrier Spot Rates 145K CBM Carrier Spot Rates1 174K CBM Carrier Spot Rates GLOP Financial Projections $52.0 $50.0 $40.0 $35.0 $40.0 $48.0 $42.0 $42.0 N/A N/A $40.0 $35.0 $35.0 N/A N/A $32.0 $28.0 $28.0 N/A N/A 2023E 2024E 2025E 2026E 2027E 3yr Average: $63.3k 5yr Average: $54.8k $85.0 $75.0 $65.0 $55.0 $65.0 $87.0 $72.0 $72.0 N/A N/A $72.5 $60.0 $60.0 N/A N/A $58.0 $48.0 $48.0 N/A N/A 2023E 2024E 2025E 2026E 2027E 3yr Average: $106.3k 5yr Average: $87.6kStifel (Bull Case) Stifel (Base Case) Stifel (Bear Case) Historical Averages 2 ($000s per day) 23

Confidential III. Valuation of GasLog Partners

Confidential

Valuation of GasLog Partners

Summary


For Reference Only
Charter-Adjusted Appraisal NAV[1]
Discounted Cash Flow
EBITDA Exit Multiple
Peer Trading
EV / 2023E EBITDA
EV / 2024E EBITDA
Price / Net Asset Value[1]
Precedents
Price / Net Asset Value[1]
52-Week Share Price Range
Premiums Paid
Analyst Price Target
$30.00
$20.00
$10.00
$--
Consideration: $8.65
$14.91
$8.18
$13.23
$6.63
$12.61
$7.28
$12.82
$7.87
$9.24
$6.35
$12.12
$8.08
$9.27
$4.30
$10.11
$7.52
$9.50
$7.70

Charter-Adjusted Appraisal NAV[1]	EBITDA Exit Multiple	EV / 2023E EBITDA	EV / 2024E EBITDA	Price / Net Asset Value[1] (Peer Trading)	Price / Net Asset Value[1] (Precedents)	52-Week Share Price Range	Premiums Paid	Analyst Price Target
Premium / (Discount) to Appraisal NAV: (10.0%) – 10.0%	WACC: 8.75% – 9.75%	2023E EBITDA Multiple: 5.0x - 6.0x	2024E EBITDA Multiple: 5.5x - 6.5x	Appraisal P / NAV Multiple: 0.55x - 0.80x	Appraisal P / NAV Multiple: 0.70x - 1.05x	Based on on Low and High of Past 52 Weeks	Based on 25th and 75th percentile of the One-Day and 30-Day Paid	Based on Low and High of Citi, Stifel and Webber Price Targets
	2027E EBITDA Exit Multiple: 4.0x – 6.0x							

Note: This summary of certain analyses is provided for illustrative purposes. It does not represent all of the analyses performed by Evercore and should be considered with the information elsewhere in this presentation. As is customary in similar transactions, the valuation analysis contained herein assesses the Partnership on a standalone basis.

1. Based on analysis contained on page 26, applying charter adjustment to average of Fearnleys and Braemar appraised values as of 2/28/23 for owned vessels. Sale leaseback vessels based on Sponsor-estimated right-of-use asset value

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GASLOG PARTNERS

Confidential Appraisal NAV per Share $6.50 $8.18 $9.86 $11.55 $13.23 $14.91 $16.59 (15.0%) (10.0%) (5.0%) 0.0% 5.0% 10.0% 15.0% Premium / (Discount) to Total Charter-Free Appraised Value Charter Free Gross Asset Value (Broker Average) $1,827 (±) Charter Mark-to-Market (95) Charter Adjusted Gross Asset Value $1,732 (+) Cash and Cash Equivalents 223 (–) Net Working Capital (52) (–) Preferred Equity2 (291) (–) Total Debt Outstanding3 (985) Net Asset Value $627 (÷) Fully-Diluted Units Outstanding5 54.324 NAV per Common Unit $11.55 Implied Current Price / NAV 6 0.72x Charter-Free Appraisal Charter Adj.1 Vessel Engine Built Cbm Fearnleys Braemar Avg. MtM Value GasLog Geneva TFDE 2016 174k $201 $190 $196 ($2) $194 GasLog Gibraltar TFDE 2016 174k 201 190 196 (2) 193 GasLog Glasgow TFDE 2016 174k 199 190 195 (37) 158 GasLog Greece TFDE 2016 174k 197 180 189 (34) 155 Solaris TFDE 2014 155k 160 162 161 5 166 Methane Becki Anne TFDE 2010 170k 145 169 157 (7) 149 GasLog Santiago TFDE 2013 155k 148 162 155 (14) 141 GasLog Sydney TFDE 2013 155k 148 162 155 - 155 GasLog Seattle TFDE 2013 155k 150 158 154 - 154 Methane Alison Victoria Steam 2007 145k 65 59 62 (2) 60 Methane Jane Elizabeth Steam 2006 145k 60 56 58 (6) 52 Methane Rita Andrea Steam 2006 145k 60 56 58 3 61 GasLog Shanghai TFDE 2013 155k SLB SLB 65 SLB 65 Methane Heather Sally Steam 2007 145k SLB SLB 28 SLB 28 Gross Asset Value $1,734 $1,733 $1,827 ($95) $1,732 GLOP Fleet Summary Valuation of GasLog Partners GLOP Fleet Valuation Detail GasLog Partners NAV per Unit ($ in millions) Source: Company filings, Fearnleys and Braemar (2/28/23), GasLog Partners management Note: Balance sheet figures based on fiscal year ended 12/31/22 1. Charter Mark-to-Market based on firm period only with Sponsor-provided comparable market rates, assuming a 9.25% discount rate and a 6/30/23 valuation date 2. Preferred equity valued at liquidation preference of $25 per unit. Preferred equity market value of $270.9mm as of 4/5/23 3. Includes lease liabilities 4. GasLog Greece appraisal as of December 31, 2022, as its appraisal as of February 28, 2023 has not yet been provided by GasLog Partners Management 5. Includes general partner, common and Class B units on a fully converted basis 6. Based on GLOP unit price of $8.37 as of 4/5/23 7. Reflects present value of sale leaseback operating cash flows, as provided by Sponsor on 3/17/23 4 Sensitivity Analysis Applied Sensitivity Range For Reference Only Implied NAV per Unit (Assuming no Appraisal Discount) $11.55 $12.12 $10.39 $10.97 $9.24 $9.81 $8.08 $8.66 $7.50 0.65x 0.70x 0.75x 0.80x 0.85x 0.90x 0.95x 1.00x 1.05x Price / Net Asset Value per Common Unit 7 7 7 7 1 26

Confidential Discounted Cash Flow – Assumptions Valuation of GasLog Partners ◼ Evercore utilized the following assumptions to analyze GasLog Partners’ discounted cash flows: Discounted the projected cash flows to January 1, 2023 under midterm convention EBITDA and capital expenditures through December 31, 2027E per GLOP Financial Projections Assumes a tax rate of 0.0% Mid-point discount rate of 9.25% utilizing WACC based on Capital Asset Pricing Model Terminal value based on a 4.0x to 6.0x EBITDA exit multiple 27

Confidential Discounted Cash Flow of GasLog Partners Valuation of GasLog Partners Source: GasLog Partners management, public filings 1. Includes lease liabilities 2. Preferred equity valued at liquidation preference of $25 per unit. Preferred equity market value of $270.9mm as of 4/5/23 3. Includes general partner, common and Class B units on a fully converted basis ($ in millions, except per unit data) For the Years Ending December 31, EBITDA 2023E 2024E 2025E 2026E 2027E Multiple EBITDA $289.5 $269.0 $225.7 $222.2 $238.3 $238.3 (–) Capital Expenditures (38.2) (54.6) (90.8) (28.0) - (–) Change in Working Capital (15.3) (1.1) (0.7) (0.2) (0.0) (±) Other Items - - - - - Unlevered Free Cash Flow $236.0 $213.3 $134.2 $194.1 $238.3 Terminal Value Exit EBITDA Multiple 5.00x Terminal Value $1,191.5 PV of Terminal Value at 9.25% Discount Rate 765.6 (+) PV of Unlevered Free Cash Flow at 9.25% Discount Rate 822.6 Implied Enterprise Value $1,588.2 (–) Total Debt Outstanding as of January 1, 20231 (984.5) (+) Cash and Cash Equivalents as of January 1, 2023 223.1 (–) Preferred Equity2 (291.1) Implied Equity Value $535.7 Total Units as of January 1, 20233 54.324 Implied Value per Unit $9.86 EBITDA Exit Multiple Sensitivity Perpetuity Growth Rate Sensitivity EBITDA Exit Multiple Perpetuity Growth Rate 3.00x 4.00x 5.00x 6.00x 7.00x 8.25% $4.95 $7.90 $10.85 $13.80 $16.75 8.75% 4.58 7.46 10.35 13.23 16.12 9.25% 4.22 7.04 9.86 12.68 15.50 9.75% 3.88 6.63 9.39 12.14 14.90 10.25% 3.54 6.23 8.92 11.62 14.31 WACC 28

Confidential

Valuation of GasLog Partners

Exit EV / EBITDA Considerations Based on Fleet Age and Type

($ in millions)


Three Year Average
Five Year Average
174k CBM TFDE Vessels Implied EV / EBITDA[1]
160k CBM TFDE Vessels Implied EV / EBITDA[1]
145k CBM Steam Vessels Implied EV / EBITDA[1]
Avg. S&P Purchase Price[2]
$214
$195[3]
$161
$132[4]
$84
$52[5]
Multiple Degradation Over 5 Years
(0.5x)
(1.5x)
(2.3x)
4.5x
4.0x
6.0x
4.5x
5.6x
3.3x
Newbuild
5-Yr Old
5-Yr Old
10-Yr Old
10-Yr Old
15-Yr Old
Vessel EBITDA[1]
$47.3[1]
$26.4[1]
$14.6[1]

GLOP Fleet

Number of Vessels (2027)


174k CBM TFDE 5
145k CBM Steam 3
160k CBM TFDE 4

Age of Vessels

	Age (Years) 2023	2027
145k CBM Steam	16	21
160k CBM TFDE	9	14
174k CBM TFDE	7	12

Source: Clarksons, GLOP management

1. Assumes charter rates of ~$146k, ~$89k and ~$52k per day for 174k TFDE, 160k TFDE and steam vessels respectively, based on average 1yr TC for measurement period (3yrs for 174k TFDE and 5yrs for 160k TFDE and Steam vessels); Assumes operating expenses of ~$13,700, ~$14,700 and ~$11,000 per day for 174k TFDE, 160k TFDE and 145k steam vessels respectively, based on 2023 estimates from GLOP Financial Projections

EVERCORE
29
GASLOG PARTNERS

2. Based on Clarksons historical data
3. Given limited data for 5-yr old vessels, 2020 values extrapolated assuming same average relative percentage change in pricing between newbuild and 5-yr old vessels as in 2021 and 2022
4. Given limited data for 10-yr old vessels, 2018, 2019 and 2020 values extrapolated assuming same average relative percentage change in pricing between 5-yr old and 10-yr old vessels as in 2021 and 2022
5. Given limited data for 15-yr old vessels, 2018 and 2019 values extrapolated assuming same average relative percentage change in pricing between 10-yr old and 15-yr old vessels as in 2020, 2021 and 2022

Confidential Valuation of GasLog Partners Peer Trading – Overview of Peers Company Remaining Charter Length Age of Fleet Overview of Business 1.5 10.9 ■ Pure-play LNGC with 14 vessels, including 4 steams, 5 155k CBM TFDEs and 5 170k+ TFDEs ■ Significant spot exposure in 2024+ ■ MLP structure 3.6 3.4 ■ Pure-play LNGC with 100% 174K+ CBM fleet TFDEs under long-term charters 6.3 13.3 ■ FSRU-focused business with long-term charters and limited spot exposure 6.2 12.7 ■ Pure-play LNGC with 3 steams vessels under long-term contract with Gazprom and 3 other 155k TFDE vessels ■ MLP structure 7.8 / 5.1 (LNGC Only / Full Fleet) 1.6 / 7.0 (LNGC Only / Full Fleet) ■ Mixed fleet including 16 containers (majority of contracts expire 2025+) and 7 LNGC (2020+ builds with long term charters) ■ MLP structure NA 7.2 ■ Pure-play LNGC with 8 160k CMB TFDE vessels and 4 170k+ CBM TFDE vessels ■ Significant spot exposure ■ Listed on NYSE and Norwegian exchange Source: Partnership and Company websites and filings, Wall Street research 30

Confidential 0.6% 13.5% 9.2% 4.5% 0.5% NA 10.9 13.3 12.7 7.2 3.4 1.6 14 13 11 10 7 6 1.5 7.8 6.3 6.2 3.6 NA Current Dividend Yield4 Valuation of GasLog Partners Peer Comparison Fleet Count1 Average Charter Duration (Years)2 Source: Partnership / Company websites and filings, Clarksons Note: CPLP figures excluded its drybulk and containership vessels. CoolCo figures pro forma for sale of Golar Seal, which closed in March 2023 1. Disclosed fleet count as of 4/5/23 Average Fleet Age (Years)3 FSRU LNGC 2. Figures as of 4/5/23; COOL avg charter duration not disclosed 3. Figures as of 4/5/23 4. FactSet (4/5/23). Flex LNG excludes $0.25 special dividend paid in Q1 2023. In November 2022, CoolCo announced its intention to instate a variable dividend, the first of which will be paid in Q1 2023. 31

Confidential 4.9x 5.0x 10.8x 7.9x 6.7x 6.4x 5.6x 5.3x 6.2x 10.7x 7.5x 5.8x 6.3x 6.5x EV / 2023E EBITDA EV / 2024E EBITDA 2023E Median: 6.7x 2024E Median: 6.5x Valuation of GasLog Partners Peer Trading – EV / EBITDA Source: Partnership website and filings, Wall Street research, FactSet (4/5/23), GasLog Partners management 1. Forecasts EBITDA figures assume execution of Project Venice 2. Based on FactSet consensus as of 1/24/23 Unaffected Date 3. CPLP figures excluded its drybulk and containership vessels 1.5 6.2 7.83 3.6 6.3 NA Charter Duration (Yrs.) 2 Forecasts Wall Street Research 1 GLOP metrics based on GLOP’s unaffected unit price of $6.98 as of 1/24/23 32 3

Confidential 5.2x 6.6x 6.4x 7.9x 10.8x 5.8x 0.0x 2.0x 4.0x 6.0x 8.0x 10.0x 12.0x 14.0x 16.0x 1/1/18 11/17/18 10/3/19 8/18/20 7/4/21 5/20/22 4/5/23 Gaslog Partners Dynagas Capital Product Partners Excelerate Energy Flex LNG CoolCo 0 1 Year Average 3 Year Average 5 Year Average Gaslog Partners 4.9x 5.8x 6.6x Dynagas 7.4x 8.0x 8.5x Capital Product Partners 6.8x 6.1x 5.6x Excelerate Energy 10.1x Flex LNG 10.6x 9.0x 8.7x CoolCo 5.6x Average (Excluding GLOP) 8.1x 7.7x 7.6x Valuation of GasLog Partners GLOP’s Trading Multiples Over Time Relative to Benchmarks and Its Peers Source: FactSet (4/5/23) 1. Excelerate Energy IPO on 4/13/22 2. CoolCo began trading on 2/22/22 1 EV / NTM EBITDA 2 Over the last five years, GLOP has traded at a 1.0x discount to the peer average, and the one- and three-year average discount is closer to 2.0-3.0x 33

Confidential 0.60x 0.77x 1.08x 0.56x 0.35x NA NA Source: Partnership website and filings, Wall Street research, FactSet (4/5/23) 1. Based on analysis contained on page 26, applying charter adjustment to average of Fearnleys and Braemar appraised values as of 2/28/23 for owned vessels. Sale leaseback vessels based on Sponsor-estimated right-of-use asset value 2. NAV based on Stifel (1/24/23) and Webber (1/26/23) research Valuation of GasLog Partners Peer Trading – P / NAV Wall Street Research Analyst NAV P / NAV Mean 0.66x Median 0.56x 2 Broker Appraisal Wall Street Research 1 GLOP metrics based on GLOP’s unaffected unit price of $6.98 as of 1/24/23 34

Confidential Target GCI DryShips Teekay Offshore Grindrod Shipping Golar LNG Partners GasLog Teekay LNG Partners Höegh LNG Holdings Ltd. Acquiror Seaspan SPII Holdings Brookfield Taylor Maritime Investments New Fortress Energy BlackRock Stonepeak Limestone Höegh LNG Partners LP Business Type Term Mixed Mixed Mixed Mixed Term Term Term Transaction Value $1,600 $717 $4,382 $565 $1,906 $4,858 $6,179 $774 Consideration Structure Mixed Cash Cash Cash Mixed Cash Cash Cash Average Fleet Age 3 years 6 years 8 years 7 years 13 years 5 years 10 years 9 years 0.92x 0.86x NA 0.93x 1.06x 0.73x 1.08x 0.80x 3/14/18 8/19/19 10/1/19 10/13/22 1/13/21 2/22/21 10/4/21 5/25/22 Other Shipping Transactions LNG/FSRU Transactions LNG Average: 0.92x All Transactions Average: 0.91x Valuation of GasLog Partners Selected Precedent Transactions – Cash / Partial Cash – P / NAV ($ in millions) Source: Public filings, press releases, investor presentations, FactSet, Capital IQ, Wall Street research, Evercore estimates 35

Confidential Peer Group Trading: EV / EBITDA Metric Data Applied Multiple Range Implied Valuation Low - High Low - High EV / 2023E EBITDA $290 5.0x - 6.0x $1,448 - $1,737 Implied Enterprise Value $1,448 - $1,737 Less: Total Debt as of January 1, 20231 (985) Plus: Cash and Cash Equivalents as of January 1, 2023 223 Less: Preferred Equity2 (291) Implied Equity Value Range $395 $685 Total Units as of March 31, 20233 54.324 Implied Value per Unit $7.28 $12.61 Valuation of GasLog Partners 2023E EBITDA 2024E EBITDA Source: GasLog Partners management, public filings 1. Includes lease liabilities 2. Preferred equity valued at liquidation preference of $25 per unit. Preferred equity market value of $270.9mm as of 4/5/23 3. Includes general partner, common and Class B units on a fully converted basis Metric Data Applied Multiple Range Implied Valuation Low - High Low - High EV / 2024E EBITDA $269 5.5x - 6.5x $1,480 - $1,749 Implied Enterprise Value $1,480 - $1,749 Less: Total Debt as of January 1, 20231 (985) Plus: Cash and Cash Equivalents as of January 1, 2023 223 Less: Preferred Equity2 (291) Implied Equity Value Range $427 $696 Total Units as of March 31, 20233 54.324 Implied Value per Unit $7.87 $12.82 ($ in millions, except per unit data) 36

Confidential Valuation of GasLog Partners Peer Group Trading – P / NAV Metric Data Applied Multiple Range Implied Valuation Low - High Low - High Average Broker Appraised P / NAV1 $627 0.55x - 0.80x $345 - $502 Implied Equity Value Range $345 $502 Total Units as of March 31, 20232 54.324 Implied Value per Unit $6.35 $9.24 Source: GasLog Partners management, public filings 1. Based on analysis contained on page 26, applying charter adjustment to average of Fearnleys and Braemar appraised values as of 2/28/23 for owned vessels. Sale leaseback vessels based on Sponsor-estimated right-of-use asset value 2. Includes general partner, common and Class B units on a fully converted basis Precedent Transaction Analysis – P / NAV Metric Data Applied Multiple Range Implied Valuation Low - High Low - High Average Broker Appraised P / NAV1 $627 0.70x - 1.05x $439 - $659 Implied Equity Value Range $439 $659 Total Units as of March 31, 20232 54.324 Implied Value per Unit $8.08 $12.12 P / NAV Multiples ($ in millions, except per unit data) 37

Confidential

Valuation of GasLog Partners

Precedent MLP Premiums Paid

Date Announced	Acquiror / Target	Consideration	Premium[1] Unaffected Spot Price	Premium[1] 30-Day VWAP
02/01/23	Sisecam Chemical Resources LLC / Sisecam Resources LP	Cash-for-Unit	39.7%	40.1%
01/06/23	Phillips 66 / DCP Midstream, LP	Cash-for-Unit	20.1%	28.5%
07/28/22	PBF Energy, Inc. / PBF Logistics LP	Cash/Stock-for-Unit	(3.0%)	13.2%
07/25/22	Shell USA, Inc. / Shell Midstream Partners, L.P.	Cash-for-Unit	23.0%	24.7%
06/02/22	Hartree Partners, LP / Sprague Resources LP	Cash-for-Unit	27.3%	24.1%
05/25/22	Höegh LNG Holdings Ltd / Höegh LNG Partners LP	Cash-for-Unit	135.4%	103.5%
05/16/22	Diamondback Energy / Rattler Midstream LP	Stock-for-Unit	17.3%	8.7%
04/22/22	Ergon, Inc. / Blueknight Energy Partners, L.P.	Cash-for-Unit	51.5%	46.8%
12/20/21	BP p.l.c / BP Midstream Partners LP	Stock-for-Unit	10.8%	3.0%
10/27/21	Phillips 66 / Phillips 66 Partners LP	Stock-for-Unit	4.8%	10.6%
10/04/21	Stonepeak Infrastructure Partners / Teekay LNG Partners LP	Cash-for-Unit	8.3%	7.6%
08/23/21	Landmark Dividend / Landmark Infrastructure Partners LP	Cash-for-Unit	38.4%	35.6%
03/05/21	Chevron Corporation / Noble Midstream Partners LP	Stock-for-Unit	16.7%	23.5%
12/15/20	TC Energy Corporation / TC PipeLines, LP	Stock-for-Unit	19.5%	10.0%
07/27/20	CNX Resources Corporation / CNX Midstream Partners	Stock-for-Unit	28.1%	16.1%
02/27/20	Equitrans Midstream Corporation / EQM Midstream Partners, LP	Stock-for-Unit	(1.5%)	(11.2%)
12/17/19	Blackstone Infrastructure Partners / Tallgrass Energy LP	Cash-for-Unit	56.4%	22.7%
10/01/19	Brookfield Business Partners L.P. / Teekay Offshore Partners L.P.	Cash-for-Unit	28.1%	9.8%
09/16/19	Energy Transfer LP / SemGroup Corporation	Cash/Unit-for-Share	65.4%	80.9%
08/21/19	Pembina Pipeline Corporation / Kinder Morgan Canada Limited	Share-for-Share	37.7%	32.5%
05/10/19	IFM Investors / Buckeye Partners, L.P.	Cash-for-Unit	27.5%	22.9%
05/08/19	MPLX LP / Andeavor (Marathon Petroleum Corporation; Andeavor Logistics LP)	Unit-for-Unit	1.8%	0.5%
04/02/19	UGI Corporation / AmeriGas Partners, L.P.	Cash/Stock-for-Unit	13.5%	22.2%
03/18/19	ArcLight Energy Partners Fund V, L.P. / American Midstream, LP	Cash-for-Unit	31.2%	32.0%
02/05/19	SunCoke Energy, Inc. / SunCoke Energy Partners, L.P.	Stock-for-Unit	9.3%	29.9%
11/26/18	ArcLight Energy Partners Fund VI, L.P. / TransMontaigne Partners L.P.	Cash-for-Unit	13.5%	8.6%
11/08/18	Western Gas Equity Partners, LP / Western Gas Partners, LP	Unit-for-Unit	7.6%	13.8%
10/22/18	EnLink Midstream, LLC / EnLink Midstream Partners, LP	Unit-for-Unit	1.1%	(0.6%)
10/18/18	Valero Energy Corporation / Valero Energy Partners LP	Cash-for-Unit	6.0%	11.9%
10/09/18	Antero Midstream GP LP / Antero Midstream Partners LP	Cash/Stock-for-Unit	63.7%	6.6%
All Transactions	**25th Quartile**		**8.2%**	**8.7%**
	Median		**19.8%**	**15.0%**
	Mean		**26.6%**	**21.8%**
	75th Quartile		**37.9%**	**28.6%**
Cash Transactions	**25th Quartile**		**18.5%**	**11.4%**
	Median		**27.8%**	**24.4%**
	Mean		**36.2%**	**29.9%**
	75th Quartile		**42.6%**	**36.7%**

EVERCORE 38 GASLOG PARTNERS

Source: Bloomberg, FactSet, Public filings

1. VWAP premiums paid are calculated by dividing the value of the offer, defined as the exchange ratio multiplied by the closing price of the acquiror's shares / units on the last trading day prior to announcement plus any cash received, by the 30 VWAP of the target as calculated from the last undisturbed trading day prior to the announcement

Confidential

Valuation of GasLog Partners

Precedent MLP Premiums Paid in Transactions with Publicly Disclosed Initial Offers

Date Announced	Date Disclosed	Acquiror / Target	Consideration	Final Transaction Premium: Unaffected Spot Price	Final Transaction Premium: Final Deal Announced - 1
02/01/23	07/06/22	Sisecam Chemical Resources LLC / Sisecam Resources LP	Cash-for-Unit	39.7%	2.8%
01/06/23	08/17/22	Phillips 66 / DCP Midstream, LP	Cash-for-Unit	20.1%	6.2%
07/25/22	02/10/22	Shell USA, Inc. / Shell Midstream Partners, L.P.	Cash-for-Unit	23.0%	9.6%
05/25/22	12/03/21	Höegh LNG Holdings Ltd / Höegh LNG Partners LP	Cash-for-Unit	135.4%	35.0%
04/22/22	10/08/21	Ergon, Inc. / Blueknight Energy Partners, L.P.	Cash-for-Unit	51.5%	40.9%
08/23/21	05/14/21	Landmark Dividend / Landmark Infrastructure Partners LP	Cash-for-Unit	38.4%	16.5%
03/05/21	02/04/21	Chevron Corporation / Noble Midstream Partners LP	Stock-for-Unit	16.7%	(3.3%)
12/15/20	10/04/20	TC Energy Corporation / TC PipeLines, LP	Stock-for-Unit	19.5%	0.6%
12/17/19	08/27/19	Blackstone Infrastructure Partners / Tallgrass Energy LP	Cash-for-Unit	56.4%	22.7%
10/01/19	05/16/19	Brookfield Business Partners L.P. / Teekay Offshore Partners L.P.	Cash-for-Unit	28.1%	33.6%
11/26/18	07/09/18	ArcLight Energy Partners Fund VI, L.P. / TransMontaigne Partners L.P.	Cash-for-Unit	13.5%	12.6%
10/09/18	02/23/18	Antero Midstream GP LP / Antero Midstream Partners LP	Cash/Stock-for-Unit	63.7%	83.4%
All Transactions		**25th Quartile**		**19.7%**	**3.7%**
		Median		**33.3%**	**19.6%**
		Mean		**42.2%**	**25.2%**
		75th Quartile		**55.2%**	**36.5%**
Cash Transactions		**25th Quartile**		**21.6%**	**7.9%**
		Median		**38.4%**	**16.5%**
		Mean		**45.1%**	**20.0%**
		75th Quartile		**54.0%**	**34.3%**

Source: Bloomberg, FactSet, Public filings

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Confidential Appendix

Confidential Charter Mark-to-Market Adjustment

Confidential

Charter Mark-to-Market Adjustment

Comparison of Firm Charter Revenue to Market

($ in millions, except per day / unit data)

Charter Mark-to-Market Adjustment (Firm Period)

	Management Forecasts			Market Revenue			Charter Mark-to-Market	
Vessel	**Revenue**	**Op. Days**	**Rev. Per Day**	**Revenue**	**Op. Days**	**Rev. Per Day**	**Delta**	**NPV of Delta[1]**
GasLog Shanghai	$52.2	608	$86.0k	$52.2	608	$86.0k	$ -	$ -
GasLog Santiago	13.3	199	67.0k	27.9	199	140.0k	(14.5)	(14.1)
GasLog Sydney	-	-	-	-	-	-	-	-
GasLog Seattle	27.1	226	120.0k	27.1	226	120.0k	-	-
Solaris	11.9	80	149.8k	6.4	80	80.0k	5.5	5.5
GasLog Greece	83.7	974	85.9k	121.8	974	125.0k	(38.1)	(33.8)
GasLog Glasgow	91.6	1,066	85.9k	133.3	1,066	125.0k	(41.7)	(36.6)
GasLog Geneva	7.4	92	81.0k	9.2	92	100.0k	(1.7)	(1.7)
GasLog Gibraltar	9.9	123	81.0k	12.3	123	100.0k	(2.3)	(2.3)
Methane Rita Andrea	7.7	117	66.0k	4.7	117	40.0k	3.0	3.0
Methane Jane Elizabeth	9.2	230	40.0k	15.0	230	65.0k	(5.8)	(5.6)
Methane Alison Victoria	3.0	102	29.5k	5.1	102	50.0k	(2.1)	(2.0)
Methane Heather Sally	37.9	728	52.0k	37.9	728	52.0k	-	-
Methane Becki Anne	176.8	2,067	85.5k	186.0	2,067	90.0k	(9.2)	(7.4)
Total	**$531.7**	**6,608**	**$1,029.6**	**$638.5**	**6,608**	**$96.6**	**($106.8)**	**($95.0)**

Charter Market-to-Market Adjustment Per Unit	**($1.75)**

Source: GasLog Partners management
1. Represents net present value as of 6/30/23 of firm period operating revenue, less comparable revenue assuming market charter rates provided by Sponsor, discounted monthly assuming 9.25% discount rate

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Confidential Weighted Average Cost of Capital

Confidential Weighted Average Cost of Capital Source: Partnership and Company Filings; FactSet (4/5/23); Duff and Phelps 2023 Valuation Handbook 1. Includes corporate debt, lease liabilities and preferred equity as of 12/31/22 2. FactSet 5-year Beta against the S&P 500, except for CoolCo which is against MSCI 3. Based on unaffected GasLog Partners price and trading as 1/24/23 4. Based on current GasLog Partners capital structure, pro forma for projected retirement of Series B Preference units, expected to be retired in 2023 per GasLog Partners management 5. Based on 20-year US treasury’s current yield to maturity 6. Based on low end of Duff & Phelps’ long-horizon expected equity risk premium (supply-side), defined as historical equity risk premium minus price-to-earnings ratio calculated using three-year earnings; Based on high end of Duff & Phelps’ long-horizon expected equity risk premium (historical), defined as large company stock total return minus long-term government bond income returns 7. Decile: Low (8) with equity value range of $377 million to $782 million 8. Based on weighted average cost of debt and preferred, including: (i) GasLog Partners’ cost of secured bank debt (average of ~7.1%) and (ii) GasLog Partner’s average preferred equity yield of ~8.5% Cost of Equity Sensitivities Cost of Equity Sensitivities Market Risk Premium @ 6.4% Market Risk Premium @ 7.2% Adj. Unlevered Beta Adj. Unlevered Beta 0.20 0.30 0.35 0.40 0.50 0.20 0.30 0.35 0.40 0.50 65.0% 9.4% 10.3% 11.2% 12.1% 13.0% 65.0% 10.0% 11.0% 12.0% 13.0% 14.1% 70.0% 10.1% 11.2% 12.3% 13.3% 14.4% 70.0% 10.8% 12.0% 13.2% 14.4% 15.6% 75.0% 11.2% 12.5% 13.7% 15.0% 16.3% 75.0% 12.0% 13.5% 14.9% 16.3% 17.8% 80.0% 12.8% 14.4% 16.0% 17.6% 19.1% 80.0% 13.8% 15.6% 17.4% 19.2% 21.0% 85.0% 15.4% 17.6% 19.7% 21.8% 23.9% 85.0% 16.8% 19.2% 21.6% 24.0% 26.4% WACC Sensitivities WACC Sensitivities Market Risk Premium @ 6.4% Market Risk Premium @ 7.2% Adj. Unlevered Beta Adj. Unlevered Beta 0.20 0.30 0.35 0.40 0.50 0.20 0.30 0.35 0.40 0.50 65.0% 8.2% 8.5% 8.8% 9.1% 9.4% 65.0% 8.4% 8.7% 9.1% 9.4% 9.8% 70.0% 8.3% 8.6% 8.9% 9.2% 9.6% 70.0% 8.5% 8.9% 9.2% 9.6% 9.9% 75.0% 8.4% 8.7% 9.1% 9.4% 9.7% 75.0% 8.6% 9.0% 9.3% 9.7% 10.1% 80.0% 8.6% 8.9% 9.2% 9.5% 9.8% 80.0% 8.8% 9.1% 9.5% 9.8% 10.2% 85.0% 8.7% 9.0% 9.3% 9.6% 10.0% 85.0% 8.9% 9.3% 9.6% 10.0% 10.3% Total Debt / Total Cap Total Debt / Total Cap Total Debt / Total Cap Total Debt / Total Cap Equity Total Debt + Levered Tax Unlevered Company Value Total Debt (1) Preferred / Total Cap Beta (2) Rate Beta LNG Peers Dynagas $101 $620 86.0% 0.78 0.0% 0.11 Capital Product Partners 263 1,289 83.1% 0.97 0.0% 0.16 Excelerate Energy 2,407 716 22.9% 0.91 24.0% 0.74 Flex LNG 1,789 1,715 48.9% 1.13 0.0% 0.58 CoolCo 637 1,163 64.6% 0.44 0.0% 0.15 Mean 61.1% 0.85 0.35 GasLog Partners $379 $1,276 77.1% 0.94 0.0% 0.22 Mean (All) Adj. Unlevered Beta 0.35 Total Debt / Total Capitalization (4) 75.0% Tax Rate 0.0% Adjusted Equity Beta 1.40 Risk-Free Rate (5) 3.7% Market Risk Premium (6) 6.4% - 7.2% Size Premium (7) 1.18% Cost of Equity 13.7% - 14.9% Pre-tax Cost of Debt (8) 7.5% After-Tax Cost of Debt 7.5% WACC 9.1% - 9.3% (3) ($ in millions, except per unit data) 44

Confidential Weighted Average Cost of Capital (Cont’d) WACC Sensitivities Corporate Credit Market Trends LTM Yields Across Ratings Spectrum 3M SOFR and 10Y Treasury Curve Source: Bloomberg, FactSet (4/5/23) 4.88% 3.38% 4.59% 4.19% 3.28% 2.82% 3.34% 3.33% 3.36% 3.47% 1.5% 2.5% 3.5% 4.5% 5.5% Jul-22 Jan-23 Jul-23 Jan-24 Jul-24 Jan-25 Jul-25 3M SOFR 10 Year Treasury 4.9% 5.4% 6.6% 8.6% 15.0% 3.4% 3.9% 4.7% 6.1% 9.7% 2.0% 6.0% 10.0% 14.0% 18.0% A Index BBB Index BB Index B Index CCC Index Market Risk Premium @ 6.4% Market Risk Premium @ 7.2% Cost of Debt Cost of Debt 6.5% 7.0% 7.5% 8.0% 8.5% 6.5% 7.0% 7.5% 8.0% 8.5% 65.0% 8.1% 8.5% 8.8% 9.1% 9.4% 65.0% 8.4% 8.8% 9.1% 9.4% 9.7% 70.0% 8.2% 8.6% 8.9% 9.3% 9.6% 70.0% 8.5% 8.9% 9.2% 9.6% 9.9% 75.0% 8.3% 8.7% 9.1% 9.4% 9.8% 75.0% 8.6% 9.0% 9.3% 9.7% 10.1% 80.0% 8.4% 8.8% 9.2% 9.6% 10.0% 80.0% 8.7% 9.1% 9.5% 9.9% 10.3% 85.0% 8.5% 8.9% 9.3% 9.8% 10.2% Total Debt / Total 85.0% 8.8% 9.2% 9.6% 10.0% 10.5% Cap Total Debt / Total Cap 45

Confidential Additional Detail Regarding GasLog Partners

Confidential Additional Detail Regarding GasLog Partners Unitholder Summary (as of 2/28/23) Source: GasLog Partners management Summary Institutional Ownership Institution Units (000's) Ownership % Cobas Asset Management 3,225 6.2% Invesco Advisers, Inc. 2,366 4.6% Renaissance Technologies 897 1.7% Acadian Asset Management 745 1.4% Two Sigma Investments 590 1.1% Walleye Capital 581 1.1% Millennium Management 538 1.0% Two Sigma Advisers 468 0.9% Citadel Advisors 434 0.8% Andbank Wealth Management 274 0.5% Paralos Asset Management 266 0.5% Forager Funds Management 253 0.5% GEBAB Holding 252 0.5% BlackRock Advisors 250 0.5% Maxi Investments CY 240 0.5% Top 15 Institutional 11,377 22.0% Insider Ownership Summary Holder Units (000's) Ownership % Holder Units (000's) Ownership % GasLog Ltd. 15,622 30.2% Institutional/Other (Net of Short Interest) 13,431 26.0% Total Insider 15,622 30.2% Insiders 15,622 30.2% Retail 22,635 43.8% Total Common Units Outstanding 51,688 100.0% Institutional 26.0% Insiders 30.2% Retail 43.8% 47

Confidential These materials have been prepared by Evercore Group L.L.C. (“Evercore”) for the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of GasLog Partners LP (“GLOP,” or the “Partnership”), to whom such materials are directly addressed and delivered and may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with Evercore. These materials are based on information provided by or on behalf of the Conflicts Committee, from public sources or otherwise reviewed by Evercore. Evercore assumes no responsibility for independent investigation or verification of such information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial or operating performance prepared by or reviewed with the management of GLOP and/or other potential transaction participants or obtained from public sources, Evercore has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of such management (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of GLOP. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. These materials have been developed by and are proprietary to Evercore and were prepared exclusively for the benefit and internal use of the Conflicts Committee. These materials were compiled on a confidential basis for use by the Conflicts Committee and not with a view to public disclosure or filing thereof under state or federal securities laws, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without the prior written consent of Evercore. These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Evercore or any of its affiliates to provide or arrange any financing for any transaction or to purchase any security in connection therewith. Evercore assumes no obligation to update or otherwise revise these materials. These materials may not reflect information known to other professionals in other business areas of Evercore and its affiliates. Evercore and its affiliates do not provide legal, regulatory, accounting or tax advice. Accordingly, any statements contained herein as to legal, regulatory, accounting or tax matters were neither written nor intended by Evercore or its affiliates to be used and cannot be used by any person, including for the purpose of avoiding tax penalties that may be imposed on such person. Each person should seek legal, regulatory, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the impact of the transactions or matters described herein.